Exhibit 10.25

29 October 2002

Mr. Jorge Titinger

Dear Jorge,

I am pleased to offer you the opportunity and challenge to join the KLA-Tencor team. As the Vice President and General Manager of the T.I. Business Unit for KLA-Tencor Corporation, you will report directly to me. The details of your employment offer are as follows:

SALARY: $10,192.30 bi-weekly, equivalent to $265,000 on an annual basis.

STOCK OPTIONS: It will be recommended at the next Board of Directors’ Stock Committee meeting, pursuant to the Company Stock Option Plan, that you be granted an option of 60,000 shares of KLA-Tencor stock at the price on the day of the grant.

MANAGER’S INCENTIVE BONUS: You will receive up to 50% of your Annual salary, paid out after the end of the fiscal year, as an incentive bonus based on performance to plans established at the beginning of each fiscal year.

OUTSTANDING CORPORATE PERFORMANCE BONUS PROGRAM: You are also eligible to participate in the KLA-Tencor Outstanding Corporate Performance Bonus Program, under which you may receive up to an additional 50% of your earned annual salary, minus profit sharing. The exact pay out of this program is dependent on the corporation meeting its’ strategic financial objectives as well as accomplishing the growth goals established at the beginning of the fiscal year.

RELOCATION: Not applicable, as you currently reside in the area.

DEFERRED COMPENSATION PROGRAM: As a part of this offer, KLA-Tencor is extending a special consideration to you to fund your participation in the deferred compensation program at the following rate: $100,000 to be placed into the account effective upon your start date, and an additional $100,000 each year for the succeeding four years of your employment, provided you are on the payroll at the time of the allocation. Note: The funding of this deferred compensation program shall in all ways conform to the applicable rules/provisions of the plan in regards to vesting; investment; and distribution of funds. Naturally, this arrangement is intended to comply with all existing known and future regulatory provisions, which may modify/amend and otherwise alter executive compensation programs.

FOCAL POINT REVIEW PROGRAM: Employee performance is measured and evaluated based on KLA-Tencor’s fiscal year on a prorated basis with an effective date of September 1.

You will also be eligible to participate in the Profit Sharing Plan, Employee Stock Purchase Plan, and 401(k) Program. KLA-Tencor also offers a complete health benefits program.

The Immigration Law, effective November 6, 1986, requires that all employers verify each individual’s eligibility to work in the Untied States, including U.S. citizens. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the Untied States. Please bring the appropriate regional documentation on your first day of work.

Jorge, I am convinced that you will be an extremely valuable asset to KLA-Tencor and hope you will find many opportunities to grow both professionally and personally.

This offer is contingent upon completion of a satisfactory background and reference check, and it will expire on 7th November 2002. To indicate acceptance of the employment offer, please sign both copies of this letter, keep one for your records, and return one in the enclosed self-addressed envelope.

You should be aware that your employment with KLA-Tencor is at will. Therefore, you are free to resign at any time, for any reason or for no reason. Similarly, KLA-Tencor is free to modify (including but not limited to changes in compensation and benefits) and/or conclude its employment relationship with you at any time, with or without cause, and with or without notice.

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and KLA-Tencor agree that all such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California, pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 12830.05 (the ‘Rules’) and pursuant to California law.

If you have any questions concerning this offer of employment, please feel free to contact me, or Tom Coffey at (408) 875-0190. We look forward to you joining KLA-Tencor.

NOTE: This offer letter, executed as of the dates below, amends and restates the offer letter to you issued as of the date first written above and originally executed by you as of November 6, 2002. This amendment and restatement is solely to delete your home address for purposes of filing this offer letter agreement as an exhibit to the Company’s Form 10-K. All other terms remain in full force and effect as of the original date.

Sincerely,

/s/ Rick Wallace
Rick Wallace Chief Executive Officer KLA-Tencor

Enclosures

*Any hiring related compensation and/or benefits disbursed to you directly or paid on your behalf are immediately reimbursable, on a prorated basis, to KLA-Tencor in the event your full-time employment relationship with KLA-Tencor ends, within two (2) years of your start date, either voluntarily or for cause other than a reduction in force.

Acceptance & Acknowledgement

I agree to and accept employment with KLA-Tencor Corporation on the terms and conditions set forth in this letter.

Accepted by:	Date:	Start Date:

/s/ Jorge Titinger	January 23, 2007	January 6, 2003